Exhibit (99.1)

EASTMAN KODAK COMPANY

Media Contact:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com

Kodak Board Elects Kyle Prechtl Legg to Board of Directors

ROCHESTER, N.Y., Sept. 22 – Eastman Kodak Company (NYSE:EK) announced today that Kyle Prechtl Legg, former Chief Executive Officer of Legg Mason Capital Management (LMCM), was elected to the company’s Board of Directors, effective immediately.
Ms. Legg, 58, has more than 30 years of professional experience in the investment industry. She joined Legg Mason Capital Management in 1991, was named President of the firm in 1997, and Chief Executive Officer in March 2006. At LMCM, she built a leading global equity investment management business serving high-end institutional clients, including some of the world’s largest sovereign wealth funds, domestic and foreign company pension plans, corporate funds, endowments, and foundations. Prior to joining Legg Mason, she was a securities analyst with Alex, Brown & Sons.
“As part of our Board’s continuous efforts to enhance the breadth of perspectives of our directors, we solicited the views of our institutional investors on potential director candidates,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “Kyle is an outstanding choice to serve on Kodak’s board. She brings to Kodak a deep understanding of capital markets, corporate governance, asset allocation, and risk management. I am pleased to welcome her to our Board.”
Ms. Legg will serve on the Kodak Board’s Corporate Responsibility and Governance Committee and the Executive Compensation Committee. As a non-employee director, she will also participate in the company’s Director Compensation Program.
A Chartered Financial Analyst, Ms. Legg received her Bachelor of Arts degree in mathematics from Goucher College in 1972, a Juris Doctor degree from the University of Baltimore in 1978, and in 1981 earned her Master of Business Administration degree from Loyola College.
Ms. Legg’s election brings the Kodak Board membership to 15, only one of whom, Antonio Perez, is an employee of the company.

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2010